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                                                                     Exhibit 2.1


                               PURCHASE AGREEMENT

April 17, 2002



GSEP 2002 Realty Corp.
c/o Goldman, Sachs & Co.
One New York Plaza, 40th Floor
New York, New York 10004
Attention:   Eric Lane

     Re: 8.95% Series B Cumulative Redeemable Preferred Units of GGPLP L.L.C. (the "Units")

Ladies & Gentlemen:

         This Agreement provides for the purchase by GSEP 2002 Realty Corp., a Delaware corporation ("Subscriber"), of $50,000,000 aggregate amount of Units issued by GGPLP L.L.C., a Delaware limited liability company (the "Company"). The sole shareholder of the Subscriber is Goldman Sachs 2002 Exchange Place Fund, L.P. ("Subscriber's Parent"). The managing member of the Company is GGP Limited Partnership, a Delaware limited partnership ("GGP"). The general partner of GGP is General Growth Properties, Inc., a Delaware corporation ("Parent"; Parent, GGP and the Company are referred to herein individually as a "GGP Company" and collectively as the "GGP Companies"). The partnerships and limited liability companies owned wholly or in part, directly or indirectly, by the Company hereafter are referred to as the "Company Subsidiaries"; the real properties owned by the Company or by any Company Subsidiary hereafter are referred to as the "Properties."

1.   Sale of Units

     a. The Company hereby agrees to sell to the Subscriber, and the Subscriber hereby agrees to purchase from the Company, 200,000 Units. The purchase price of each Unit is $250.00, for an aggregate purchase price of $50,000,000 in the aggregate (the "Purchase Price").


     b. The sale and purchase of the 200,000 Units (the "Closing") shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York on April 17, 2002 (the "Closing Date").


     c. On the Closing Date, Subscriber shall, if the other conditions set forth in Section 2 are satisfied on or prior to the Closing Date, pay to the Company by wire transfer of immediately available funds the Purchase Price of the Units purchased by the Subscriber.
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2.   Conditions of Closing

     The Subscriber's obligation to purchase the Units on the Closing Date and the Company's obligation to sell the Units to the Subscriber are subject to the fulfillment to the satisfaction of the Subscriber and the Company on the Closing Date of the following conditions precedent (provided that no party shall be excused by the failure to perform any of its own obligations):

     a. Delivery to the Subscriber of fully executed copies of each of the Transaction Documents listed on Exhibit A (the "Transaction Documents").

     b. Delivery to the Subscriber of an opinion from counsel to the Company, dated the Closing Date addressed to the Subscriber substantially in the form of Exhibit B.

     c. The representations and warranties set forth in Sections 3 and 4 shall be true and accurate as of the Closing Date.

     d.   Delivery to the Company of the Purchase Price in accordance with
          Section 1.c. above.

3.   Representations and Warranties of the GGP Companies

     Each of the Company, GGP and the Parent hereby represents and warrants to the Subscriber and Subscriber's Parent as follows as of the date hereof and as of the Closing Date:

     a. The Parent has made with the Securities and Exchange Commission ("SEC") all filings required to be made by it since January 1, 2000 (the "SEC Reports"). The Company is not required to file any reports with the SEC. The SEC Reports were prepared and filed in compliance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or the Securities Act of 1933, as amended (the "Securities Act"), as applicable, and the rules and regulations promulgated by the SEC thereunder, and did not, as of their respective dates, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. The financial statements and the interim financial statements of the Parent included in the SEC Reports were prepared in accordance with U.S. Generally Accepted Accounting Principles applied on a consistent basis ("GAAP") (except in the case of the interim financial statements for the absence of footnotes and as may be otherwise noted therein) and fairly presented the financial condition and results of operations of the Parent and its subsidiaries as at the dates thereof and for the periods then ended, subject, in the case of the interim financial statements, to normal year-end adjustments and any other adjustments described in the SEC Reports.

     b. There has been no material adverse change in the business, assets, condition (financial or otherwise) or prospects of the Parent since the most recently filed SEC Report.

     c. (i) The Company is a validly existing limited liability company formed under the laws of the State of Delaware. GGP is a validly existing limited partnership formed under the laws of the State of Delaware. The Parent is a validly existing corporation organized under the


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          laws of the State of Delaware. Each of the Company Subsidiaries is
          listed on Schedule 3j and is a validly existing general partnership, limited partnership or limited liability company.

          (ii) The Parent, GGP and the Company have all requisite corporate, limited partnership, or limited liability company authority and power to execute and deliver this Agreement and the Transaction Documents and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement and the Transaction Documents by the GGP Companies and the consummation by them of the transactions contemplated thereby have been duly and validly authorized by all requisite corporate, limited partnership or limited liability company action on the part of the Parent, GGP and the Company, and no other proceedings on the part of the Parent, GGP or the Company are necessary to authorize this Agreement and the Transaction Documents or to consummate the transactions contemplated thereby. As of the Closing, this Agreement and the Transaction Documents will have been fully and validly executed and delivered by the Company, GGP and the Parent. As of the Closing, this Agreement and the Transaction Documents will constitute legal, valid and binding obligations of the Company, GGP and the Parent, enforceable against them in accordance with their terms.

     d. None of the execution, delivery or performance of this Agreement and the Transaction Documents by any GGP Company will conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any Encumbrance (as defined below) pursuant to, any provision of any organizational documents of such GGP Company or any franchise, mortgage, deed of trust, lease, license, agreement, understanding, law, rule or regulation or any order, judgment or decree to which any GGP Company or any Company Subsidiary is a party or by which it or its properties may be bound or affected that would have a material adverse effect on the business, assets, condition (financial or otherwise) or prospects of any GGP Company ("Material Adverse Effect").

     e. There is no action, suit, litigation, hearing or administrative proceeding pending against any GGP Company or any of its properties or assets or, to the Company's Knowledge (as defined below), currently threatened in or before any court or before or by any federal, state, county or municipal department, commission or agency (i) against any GGP Company or any Company Subsidiary that questions the validity of the Transaction Documents or the issuance of the Units or the right of any GGP Company to enter into any Transaction Documents or to consummate the transactions contemplated thereby or that could reasonably be expected to interfere with the ability of any GGP Company to perform its obligations or could reasonably be expected to have a Material Adverse Effect or (ii) against any GGP Company (or any of the Company Subsidiaries) or all or any portion of its properties including but not limited to alleged building code or zoning violations which are not covered by insurance which, if adversely determined, could reasonably be expected to have a Material Adverse Effect. There are no insolvency or bankruptcy proceedings, pending or, to the Company's Knowledge, contemplated to which any GGP Company (or any of the Company Subsidiaries) is a party that could reasonably be expected to have a Material Adverse Effect.


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     f.   The Units when issued, sold and delivered by the Company, upon receipt of the Purchase Price and performance by Subscriber of its obligations hereunder, shall be duly and validly issued and outstanding, fully paid, and non-assessable and will be free of any liens, claims, security interests or encumbrances of third parties of any kind (collectively, "Encumbrances"), other than those created by, through or under Subscriber. On or prior to the Closing Date, the 8.95% Series G Cumulative Redeemable Preferred Shares, $100 par value per share, of the Parent (the "Preferred Shares") issuable upon exchange of the Units shall have been duly and validly reserved for issuance in accordance with this Agreement and the Parent's Certificate of Incorporation and when issued in exchange for Units, shall be duly and validly issued and authorized, delivered, fully paid, and non-assessable and will be free of any Encumbrances, other than those created by, through or under Subscriber. The shares of Common Stock, $.10 par value per share, of the Parent (the "Common Shares") issuable upon exchange of the Units, when issued in exchange for Units, shall be duly and validly issued and authorized, fully paid, and non-assessable and will be free of any Encumbrances, other than those created by, through or under Subscriber.

     g. The issuance, sale and delivery of the Units, the Preferred Shares and the Common Shares is not subject to any preemptive right of any person under applicable law or the LLC Agreement (as defined below), the Partnership Agreement of GGP or the Certificate of Incorporation or bylaws of the Parent, as applicable, or to any contractual right of first refusal or right in favor of any person. There are no agreements or understandings of the GGP Companies in effect (other than the Certificate of Incorporation (including the Certificate of Designations) and Bylaws of Parent and the LLC Agreement) concerning the Preferred Shares or the Units or restricting the voting rights, the distribution rights or any other rights of the holders of the Units or the Preferred Shares.

     h. A true and complete copy of the Company's Limited Liability Company Agreement (the "LLC Agreement") is set forth as Exhibit C. Except for the 8.95% Series A Cumulative Redeemable Preferred Units of the Company which rank on parity with the Units, there are no interests in the Company authorized, issued or outstanding that rank senior to, or on a parity with, the Units with respect to liquidation, winding up, dividends or distributions. Except for the 7.25% Preferred Income Equity Redeemable Stock, Series A, and the 8.95% Series B Cumulative Redeemable Preferred Shares which, rank on parity with the Preferred Shares, there are no equity interests in the Parent issued or outstanding nor have any such equity interests been created that rank senior to, or on parity with, the Preferred Shares with respect to liquidation, winding up, dividends or distributions. There are no Preferred Shares issuable upon exchange of partnership or limited liability company interests which are outstanding as of the date hereof. Except for the Units, no other securities are exchangeable, convertible or otherwise exercisable for Preferred Shares.

     i. The Parent will file a registration statement with the SEC relating to the issuance of the Preferred Shares that may be issued by the Parent to Subscriber upon exchange of the Units into such shares or the resale of all or a portion of the Preferred Shares, in accordance with the Registration Rights Agreement attached hereto as Exhibit D (the "Registration Agreement") which will be executed and delivered on the Closing Date.


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     j.   Attached hereto as Schedule 3j is a true, correct and complete list of the partnership and limited liability company interests owned directly or indirectly by the Company, and a list of properties owned by those partnerships and limited liability companies. A Company Subsidiary has good and marketable fee simple and/or leasehold title to each of the Properties, free and clear of any Encumbrances or other matters affecting title, except for mortgage liens securing the repayment of the mortgage loans disclosed on Schedule 3j and for Encumbrances which do not materially and adversely affect the use of the Properties. All of the leases relating to the Properties are in full force and effect. Neither the Company nor any Company Subsidiary has delivered a notice of monetary default or material non-monetary default to any tenant which remains uncured as of the date hereof except with respect to defaults which individually or in the aggregate would not have a Material Adverse Effect, if uncured.

     k. All mortgages encumbering the Properties are in good standing unless noncompliance would not be material to the Company (or the Company Subsidiary which owns such Property) and all payments due thereunder as of the date hereof have been made. Neither the Company nor any of the Company Subsidiaries has received a notice of default or a written notice of any matter which, if uncured beyond any grace period set forth in such mortgage, would constitute a default thereunder unless such default would not have a Material Adverse Effect. All consents to the proposed transaction from each mortgagee required to give its consent, are listed on Schedule 3k (the "Listed Consents") and all such consents have been obtained. The GGP Companies have good relationships with each of the lenders with respect to the Listed Consents and such lenders have indicated a preliminary willingness to provide the Listed Consents without any adverse conditions or amendments to the loans. The information set forth on Schedule 3k is true and correct in all material respects as of the dates listed thereon.

     l. There are no condemnation or eminent domain proceedings pending, or to the Company's Knowledge, threatened, against any of the Properties that could reasonably be expected to have a Material Adverse Effect.

     m. Neither the Company nor any Company Subsidiary has received any notice, complaint or service alleging a violation in any material respect of the Americans with Disabilities Act at any of the Properties that has not been cured, whether such notice, complaint or service alleged a violation against the Company, any Company Subsidiary or any tenant of the Properties, which violation could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written notices from any insurance company or board of fire underwriters alleging any material uncured defects or material inadequacies in any of the Properties, which defects or inadequacies could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any notice canceling, suspending or threatening to cancel or suspend any certificates of occupancy or permits regulating the use of the Properties, which cancellations or suspensions could reasonably be expected to have a Material Adverse Effect.


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     n.   To the Company's Knowledge, (i) there are no underground storage tanks on the Properties, (ii) there are no hazardous substances or wastes beyond the limits permitted by law on or under the Properties and no hazardous substances or wastes beyond the limits permitted by law have been generated, released, discharged or disposed of from or on the Property, and (iii) there is no asbestos, PCB's or formaldehyde based insulation on or at any of the Properties beyond the limits permitted by law, in each case, the presence, generation, release, discharge or disposal of which could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Company Subsidiary has received notification of a release or discharge of any hazardous substance or hazardous waste pursuant to or any notice of any violation or non-compliance with any federal, state or local environmental law, regulation or ordinance as to any Property, which release, discharge, violations or non-compliance could reasonably be expected to have a Material Adverse Effect. As used herein the terms "hazardous substances" and "hazardous wastes" shall have the meanings set forth in CERCLA.

     o. Each insurance policy maintained by the GGP Companies or the Company Subsidiaries with respect to the Properties is in full force and effect and no GGP Company or Company Subsidiary has received any notice from any insurance company which issued any of the policies of any defects or inadequacies of such Properties which, if not corrected would result in the termination of such policies and could reasonably be expected to have a Material Adverse Effect.

     p. Immediately following the issuance of the Units, less than 17.5% of the value of the Company's gross assets (giving effect to the Subscriber's investment in the Company) will consist of "stock and securities" within the meaning of Section 351(e)(1) of the Internal Revenue Code of 1986, as amended (the "Code"). For this purpose, if the Company holds an interest in an unincorporated entity (other than an unincorporated entity taxable as a corporation), the provisions of Treasury Regulation Section 1.731-2(c)(3) apply to determine the extent to which such interest is treated as a "stock and security". The Company has no present plan to increase the value of its assets constituting "stock and securities" to a percentage equal to or greater than 17.5%.

     q. Interests in neither the Company nor GGP are traded on an "established securities market" as defined in Treas. Reg. Section 1.7704-1(b).

     r. Assuming that Subscriber's representations and warranties in Sections 4a., 4b. and 4c. are true and correct, all membership interests or other economic interests in the Company and GGP were issued in transactions that were not required to be registered under the Securities Act of 1933, as amended (the "Securities Act") or would not have been required to be so registered if the interest had been offered and sold in the United States.

     s. The Company would presently satisfy, and nothing has come to the attention of the Company or GGP to cause it to believe that the Company will fail to satisfy, the income and asset requirements under Sections 856(c)(2), (3) and (4) of the Code if the Company were otherwise taxable as a real estate investment trust under the Code. The Company currently intends, and GGP currently intends to cause the Company, to satisfy the income and asset requirements under Sections 856(c)(2), (3) and (4) of the Code that apply to real


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          estate investment trusts, and the Company and GGP do not know of any existing facts or circumstances that would cause the Company to fail to satisfy the income and asset requirements under Sections 856(c)(2),
          (3) and (4) of the Code on or before December 31, 2003, if the Company were otherwise taxable as a real estate investment trust.

     t. The Company and GGP are partnerships for U.S. federal income tax purposes, and have not been and are not presently publicly traded partnerships within the meaning of Section 7704(b) of the Code ("PTP"). Neither the Company nor GGP has reported or taken a position with the Internal Revenue Service or its members or partners, as the case may be, that the Company or GGP is a PTP.

     u. The GGP Companies do not have any present plan or intention, and the GGP Companies do not have any actual knowledge of any present plan or intention of any member in the Company, to take any action or actions that would or likely would result in the Company or GGP becoming a PTP in the foreseeable future. The GGP Companies do not have any actual knowledge of facts that reasonably would cause them to expect that the Company would or likely would become a PTP in the foreseeable future, and the GGP Companies do not have any actual knowledge of facts relating to any actions that may be taken by the Company or any partner of GGP that reasonably would cause them to expect that GGP would or likely would become a PTP in the foreseeable future.

     v. From the beginning of the current tax years of the Company and GGP to the date hereof, the Company and GGP have not had at any time more than 100 members and partners (including the Subscriber which, for the purposes hereof, is being counted as one member) within the meaning of Treas. Reg. Section 1.7704-1(h) on a combined basis. During the current tax year of the Company, no interests in the Company's capital or profits have been transferred, other than pursuant to transfers described in any of paragraphs (e), (f) and (g) of Treasury Regulation
          Section 1.7704-1 and for purposes of this paragraph and the other provisions of this Agreement, the transfer of the 8.95% Series A Cumulative Redeemable Preferred Units of the Company by Goldman Sachs 2000 Exchange Place Fund, L.P. to GSEP 2000 Realty Corp. shall be deemed to be a transfer described in such paragraphs, to the extent not already so described.

     w. The Company has no present plan or intention to, and each of the GGP Companies has no present plan or intention to cause the Company to:
          (i) liquidate or sell substantially all of the Company's assets; or
          (ii) make distributions to members or redeem interests in the Company in such manner as would cause the exchange right contained in the LLC Agreement of the Company relating to an imminent and substantial risk that Subscriber's interest in the Company represents or would exceed the 19.95% Limit (as defined in the LLC Agreement) to be exercisable.

     x. Nothing has come to the attention of the Company to cause it to believe and the Company does not believe that (i) it will fail to have sufficient cash flow to satisfy the payment of the return on the Preferred Shares (and hence cause the exchange right contained in the LLC Agreement relating to the failure to pay return in six (6) prior quarterly distribution periods to be exercisable) or (ii) the Company's income will fall to a level that would cause the exchange right contained in the LLC Agreement relating to an imminent and substantial


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          risk that the Subscriber's interest in the Company represents or would exceed the 19.95% Limit to be exercisable.

     y. The Net Asset FMV and the Gross Asset FMV of the Company currently constitute less than 65% of the Net Asset FMV and the Gross Asset FMV of GGP, respectively, and each of the GGP Companies has no present plan or intention to cause the Net Asset FMV or the Gross Asset FMV of the Company to constitute 65% or more of the Net Asset FMV or the Gross Asset FMV of GGP. For purposes of this representation, Net Asset FMV means with respect to the Company or GGP, the fair market value of the assets of the Company or GGP, as the case may be (for this purpose treating the fair market value of GGP's interest in the Company as equal to its direct and indirect pro rata share of the Net Asset FMV of the Company) over the liabilities of GGP or the Company, as the case may be. For purposes of this representation, Gross Asset FMV means with respect to the Company the fair market value of its assets (including for this purpose, the Company's pro rata share of the fair market value of assets of entities in which the Company directly or indirectly owns a 50% interest or more, without regard to any nominal amount of nonvoting preferred equity therein), and with respect to GGP the fair market value of its assets (exclusive of its interest in the Company and entities in which GGP directly or indirectly owns a 50% interest or more) plus GGP's direct and indirect pro rata share of the Gross Asset FMV of the Company and GGP's pro rata share of the fair market value of the assets of any entity in which GGP directly or indirectly owns a 50% interest or more (without regard to any nominal amount of nonvoting preferred equity therein). In calculating the fair market value of shopping center property in which the Company or GGP directly or indirectly owns an interest, (a) the fair market value of each such property which is open and operating was calculated by dividing Net Operating Income (as defined in the LLC Agreement) for such property for 2001 (or, if such property was acquired or opened during 2001, the 2002 budgeted Net Operating Income for such property) by a capitalization rate of 8.25% and (b) the fair market value of each such property which is under construction equals the land acquisition and construction costs for such property. The Company believes that these methodologies for calculating the fair market value of shopping center properties are a reasonable method of determining the fair market value of such properties.

     z. The GGP Companies expressly permit Fried, Frank, Harris, Shriver & Jacobson, as counsel to Subscriber and Subscriber's Parent, to rely upon the representations and warranties set forth in this Section 3 for the purpose of rendering legal opinions to Subscriber, Subscriber's Parent and Goldman Sachs & Co. as if such representations and warranties were made by the GGP Companies directly to Fried, Frank, Harris, Shriver & Jacobson.

     aa. Schedule 3.aa. attached hereto sets forth (i) each arrangement pursuant to which property or assets of any member of the Consolidated Group or any Investment Affiliate are or may be subject to Liens collateralizing Parent Indebtedness and (ii) the amount of Parent Indebtedness outstanding as of March 31, 2002 with respect to each such arrangement. No borrower may elect to borrow any additional amounts at any time in the future with respect to any such arrangement pursuant to the terms of such arrangement. All capitalized terms used in clauses aa and bb of this Section 3 or Schedule 3.aa. and not otherwise defined shall


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          have the meanings ascribed to them in the Second Amended and Restated
          Operating Agreement of the Company.

     bb. Schedule 3.aa. sets forth (i) each arrangement pursuant to which any member of the Consolidated Group or any Investment Affiliate has Guaranteed Parent Indebtedness and (ii) the amount of Parent Indebtedness outstanding as of March 31, 2002 with respect to each such arrangement. No borrower may elect to borrow any additional amounts at any time in the future with respect to any such arrangement pursuant to the terms of such arrangement.

4.   Representations & Warranties of Subscriber and Subscriber's Parent

     Subscriber and Subscriber's Parent hereby represent and warrant to the GGP Companies as of the date hereof and as of the Closing Date that:

     a. Subscriber is purchasing the Units solely for investment, solely for its own account and not with a view to or for the resale or distribution thereof except as permitted under the Registration Agreement or as otherwise permitted under the Securities Act.

     b. Subscriber understands that it may sell or otherwise transfer the Units or the Preferred Shares or Common Shares issuable upon exchange of the Units only if such transaction is duly registered under the Securities Act, or if Subscriber shall have received the favorable opinion of counsel to Subscriber, which opinion shall be reasonably satisfactory to counsel to the Company, to the effect that such sale or other transfer may be made in the absence of registration under the Securities Act, and registration or qualification in every applicable state. Subscriber realizes that the Units are not a liquid investment and that no market exists or will develop for the Units.

     c. Subscriber is an "accredited investor" as such term is defined in Rule 501 of Regulation D promulgated pursuant to the Securities Act, and shall be such on the date any Units are issued to Subscriber; Subscriber acknowledges that Subscriber is able to bear the economic risk of losing Subscriber's entire investment in the Units and understands that an investment in the Company involves substantial risks. Each of Subscriber and Subscriber's Parent has the power and authority to enter into this Agreement, and the execution and delivery of, and performance under this Agreement, does not conflict with any organizational document, rule, regulation, judgment or agreement applicable to Subscriber or Subscriber's Parent. Each of Subscriber and Subscriber's Parent has had the opportunity to discuss the Company's affairs with the Company's officers.

     d. Subscriber has all requisite corporate authority and power to execute and deliver this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of Subscriber and no other proceedings on the part of Subscriber are necessary to authorize this Agreement and the Transaction Documents or to consummate the transactions

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          contemplated hereby and thereby. This Agreement and the Transaction
          Documents constitute valid and binding obligations of Subscriber enforceable against it in accordance with their terms.

     e. Subscriber's Parent has all requisite partnership authority and power to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of Subscriber's Parent and no other proceedings on the part of Subscriber's Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement constitutes a valid and binding obligation of Subscriber's Parent enforceable against it in accordance with its terms.

     f. Subscriber is not a "party in interest" (as defined under Section 3(14) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) or a "disqualified person" (as defined under
          Section 4975(e)(2) of the Internal Revenue Code of 1986, as amended (the "Code")) with respect to any "employee benefit plan," as defined under Section 3(3) of ERISA, or a "plan," as defined in Section 4975(e)(1) of the Code ("employee benefit plan" and "plan," as defined herein, shall be referred to collectively as "Plans"). The purchase of Units under this Agreement by Subscriber shall not cause the Company to be a Plan that is subject to Title I of ERISA or Section 4975 of the Code, nor will it cause the assets of the Company to constitute "plan assets" of one or more such Plans for purposes of title I of ERISA or Section 4975 of the Code.

     g. Subscriber shall promptly notify the Company should Subscriber reasonably anticipate becoming a party in interest or disqualified person with respect to any Plan, and Subscriber will take such steps as may be necessary to prevent the assets of the Company to be considered assets of any such Plan.

     h. The execution and delivery of this Agreement and the purchase of Units hereunder will not involve any non-exempt prohibited transaction within the meaning of Section 406(b)(3) of ERISA or Section 4975(c)(1)(F) of the Code.

5.   General Covenants of the Parties

     a. So long as the Units remain outstanding, without the affirmative vote of the Majority Holders (defined below), each GGP Company hereby covenants that it will not create, authorize or issue any Preferred Shares or securities exchangeable, convertible or otherwise exercisable for Preferred Shares, if as a result of such creation, authorization or issuance, holders of Units (upon exchange thereof into Preferred Shares) would not have the right to vote a majority of all Preferred Shares issued or issuable upon exchange, conversion or exercise of any security.

     b. So long as the Units remain outstanding, without the affirmative vote of the Majority Holders, each of the GGP Companies hereby covenants that it will not effect amendments or modifications to the terms of the Preferred Shares which would materially and adversely affect any right, preference, privilege or voting power of the Preferred Shares or the holders thereof and which would require the vote or approval of the holders thereof under the terms thereof. The term "Majority Holders" means the holders of at least 51% of the aggregate base liquidation preferences of the issued and outstanding Units and issued and outstanding Preferred Shares obtained upon exchange of the Units.

6.   Tax Covenants

     a. From and after the Closing Date through December 31, 2002, the Company shall not issue, or enter into binding agreements to issue, any interests in the Company (i) to the extent such issuance would cause the Company to have more than 100 members immediately after such issuance or (ii) in a transaction (or transactions) that is required to be registered under the Securities Act or that would be required to be registered if the interests had been offered and sold in the United States. The Company and GGP shall ensure that the sum of the percentage interests in the Company's capital or profits transferred during the current tax year of the Company (other than transfers described in any of paragraphs (e), (f) and (g) of Treasury Regulation
          Section 1.7704-1) shall not exceed 2 percent of the total interests in the Company's capital or profits. The Company shall, through the end of the current tax year of the Company, take all actions reasonably available to it under the Company's LLC Agreement in effect on the date hereof to avoid treatment of the Company as a PTP. For purposes of this covenant, the number of members of the Company shall be determined in accordance with the method of determining the number of partners in Treasury Regulations Section 1.7704-1(h) and the percentage interest in the Company's capital and profits shall be determined in accordance with Treasury Regulation Section 1.7704-1(k).

     b. From and after the date hereof, the Company shall notify holders of the Units promptly in the event that any GGP Company (i) takes the position that the Company is, or upon consummation of an identified event in the immediate future, will be a PTP or (ii) becomes aware of any facts that will or likely will cause the Company to become a PTP.

     c. The Company shall notify holders of Units promptly in the event that any GGP Company anticipates or realizes that the value of the Company's assets constituting "stock and securities" within the meaning of Section 351(e)(1) of the Code will equal 17.5% or more of the value of the Company's total assets.

     d. The Company shall notify holders of Units promptly in the event that any GGP Company anticipates or realizes that, if the Company were taxable as a real estate investment trust, the Company would fail to satisfy the income and asset requirements under Sections 856(c)(2),
          (3) and (4) of the Code.

     e. The Company shall notify a holder of Units promptly in the event that any GGP Company anticipates or realizes that the holder's interest in the Company would exceed the 19.95% Limit (as defined in the LLC Agreement).

     f. The Company shall notify a holder of Units promptly in the event that any GGP Company anticipates or realizes that the holder's interest in the Company will represent 10% or more of the total capital interests in the Company. The Company shall permit such a holder to make a taxable REIT subsidiary election with respect to any corporation (other than a corporation taxable as a real estate investment trust) for which the holder would be deemed to own (for purposes of Section 856(c)(4) of the Code) securities of such corporation (i) possessing more than 10% of the total voting power of or (ii) having a value of more than 10% of the total value of, the outstanding securities of such corporation, but only if such ownership arose solely as a result of the holder's interest in the Company. The Company shall cause each corporation referred to in the preceding sentence to jointly make a taxable REIT subsidiary election with such holder.

     g. At any time and from time to time after the Closing and prior to July 17, 2002, upon request of the Subscriber, each of the GGP Companies agrees to deliver an additional certificate to the Subscriber and Subscriber's Parent bringing down the representations and warranties made by the GGP Companies in Section 3 hereof to a date prior to July 17, 2002 reasonably requested by the Subscriber (if and to the extent, after due inquiry, such representations and warranties are true and correct as of such date), provided that such certificate is reasonably requested by the Subscriber in connection with the contribution of additional capital to the Subscriber's Parent and this paragraph shall not preclude the GGP Companies from taking actions which would render such representations or warranties untrue or incorrect. The Subscriber shall provide at least three (3) business days written notice of any request for a certification hereunder.

     h. The Company, GGP and Parent will not take any position inconsistent with the form of the transaction set forth in the Transaction Documents, including without limitation, any position that the Company is not a partnership for federal income tax purposes or that the Subscriber is not a partner of the Company for federal income tax purposes.

     i. Neither the Company nor any Company Subsidiaries will make an election under Treas. Reg. Section 301.7701-3 to be classified as an association.

7.   Miscellaneous

     a. The representations and warranties set forth herein shall survive the Closing. When used herein, the "Company's Knowledge" includes the knowledge of the Company, any other GGP Company and the Company Subsidiaries.

     b. This Agreement may not be changed or terminated except by written agreement of all parties. It shall be binding on the parties and on their permitted assigns. It sets forth all agreements of the parties (except as set forth in the Transaction Documents).

     c. This Agreement shall be governed by the laws of the State of New York without regard (to the fullest extent permitted by law) to conflicts of law principles thereof which might result in the application of the laws of any other jurisdiction.

     d. All notices, requests, service of process, consents, and other communications under this Agreement shall be in writing and shall be deemed to have been delivered (i) on the date personally delivered or
          (ii) one day after properly sent by recognized overnight courier, addressed to the respective parties at their address set forth in this Agreement or (iii) on the day transmitted by facsimile so long as a confirmation copy is simultaneously forwarded by recognized overnight courier, in each case addressed to the respective parties at their address set forth below. Either party hereto may designate a different address by providing written notice of such new address to the other party hereto as provided above.

                  Any GGP Company:          General Growth Properties, Inc.
                                            110 W. Wacker Drive
                                            Chicago, Illinois  60606
                                            Attention:    John Bucksbaum

                                            With a copy to:

                                            Neal, Gerber & Eisenberg
                                            Two North LaSalle Street
                                            Chicago, Illinois  60602
                                            Attention:  Marshall E. Eisenberg, Esq.

                   Subscriber:              GSEP 2002 Realty Corp.
                                            c/o Goldman, Sachs & Co.
                                            One New York Plaza, 40th Floor
                                            New York, New York 10004
                                            Attention:  Eric Lane

                                            With a copy to:

                                            Fried, Frank, Harris, Shriver & Jacobson
                                            One New York Plaza
                                            New York, New York 10004
                                            Attention:  Lawrence Barshay, Esq.

                  Subscriber's Parent:      Goldman Sachs 2002 Exchange Place Fund, L.P.
                                            c/o Goldman, Sachs & Co.
                                            One New York Plaza, 40th Floor
                                            New York, New York 10004
                                            Attention:  Eric Lane

                                            With a copy to:

                                            Fried, Frank, Harris, Shriver & Jacobson
                                            One New York Plaza
                                            New York, New York 10004
                                            Attention:  Lawrence Barshay, Esq.

     f. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same Agreement, and all signatures need not appear on any one counterpart.

     g. The headings and sections are inserted for convenience only. When used in this Agreement, "including" means "including without limitation." References to Sections and Exhibits refer to this Agreement unless expressly provided otherwise.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                 GENERAL GROWTH PROPERTIES, INC.


                                 By:  /s/  Bernard Freibaum
                                      -----------------------------------------
                                      Name: Bernard Freibaum
                                      Title:  Executive Vice President

                                 GGP LIMITED PARTNERSHIP

                                 By:  General Growth Properties, Inc.,
                                      its General Partner


                                      By: /s/  Bernard Freibaum
                                          -------------------------------------
                                          Name: Bernard Freibaum
                                          Title: Executive Vice President

                                 GGPLP L.L.C.

                                 By:  GGP Limited Partnership, its Managing
                                          Member

                                      By: General Growth Properties, Inc.,
                                          its General Partner


                                          By: /s/  Bernard Freibaum
                                              ---------------------------------
                                              Name: Bernard Freibaum
                                              Title:  Executive Vice President


[Signature Page to Purchase Agreement]

AGREED & ACCEPTED:

GSEP 2002 REALTY CORP.


By: /s/ Eric Lane
    --------------------------------------
    Name: Eric Lane
    Title: President and CEO



GOLDMAN SACHS 2002 EXCHANGE
PLACE FUND, L.P.

By: Goldman Sachs 2002 Exchange Place
    Advisors, L.L.C., its General Partner


    By: /s/ Eric Lane
        ----------------------------------
        Name: Eric Lane
        Title:  Authorized Person







[Signature Page to Purchase Agreement]